UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 13, 2020

NEPHROS, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	001-32288 (Commission File Number)	13-3971809 (IRS Employer Identification No.)

380 Lackawanna Place, South Orange, New Jersey 07079 (Address of principal executive offices, including ZIP code)

(201) 343-5202 (Registrant’s telephone number, including area code)

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value	NEPH	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 13, 2020, Nephros, Inc. (the “Company”) appointed Andrew Astor as its President and Chief Executive Officer, effective August 24, 2020. Mr. Astor is currently the Company’s Chief Financial Officer and Chief Operating Officer and he will serve as both the Chief Executive Officer and Chief Financial Officer until a new Chief Financial Officer is hired. The Chief Operating Officer position will remain vacant as of August 24, 2020. Mr. Astor will also join the Company’s Board of Directors as a Class III director effective August 24, 2020.

Mr. Astor, age 63, joined as the Company’s Chief Financial Officer in February 2017 and was appointed to the additional position of Chief Operating Officer in December 2018. Prior to joining the Company, he was employed as President and Chief Financial Officer at Open Source Consulting Group, a growth stage services firm. Previously, he was a Managing Director at Synechron, a global consulting organization, from 2013 to 2015. From 2009 to 2013, he served as Vice President at Asurion, a large, privately held insurance company. Mr. Astor was co-founder of the software company EnterpriseDB and served as its CEO from 2004 to 2008. Mr. Astor was Vice President at webMethods, a software firm, from 2002 to 2004 and Vice President at Dun & Bradstreet from 1998 to 2001. Prior to 1998, Mr. Astor held various roles at American Management Systems, SHL/MCI Systemhouse, and Ernst & Young. Mr. Astor received his Bachelor of Arts in Mathematics from Clark University, and his M.B.A. from The Wharton School at the University of Pennsylvania.

Mr. Astor was not appointed pursuant to any arrangement or understanding with any person, and Mr. Astor does not have any family relationships with any directors or executive officers of the Company. Except as previously disclosed in the Company’s proxy statement filed April 8, 2020, which is incorporated herein by reference, Mr. Astor has not had a direct or indirect material interest in any transaction with the Company since January 1, 2018, nor is any such transaction currently proposed, that would be reportable under Item 404(a) of Regulation S-K.

Mr. Astor will receive an initial base salary of $325,000 effective August 24, 2020. He will also be eligible for an annual performance bonus targeted at 30% of his annualized base salary, based primarily on Company performance and other performance objectives established by the Board of Directors. In addition, on August 24, 2020, Mr. Astor will be granted a 10-year stock option to purchase an aggregate of 152,064 shares of the Company’s common stock pursuant to the Company’s 2015 Equity Incentive Plan. The option will be exercisable at a price per share equal to the closing price of the Company’s common stock on August 24, 2020. Mr. Astor’s right to purchase the shares will vest and become exercisable, subject to his continued employment, as to 25% of the shares on the first anniversary of the grant date, and the remaining 75% of the shares subject to the option will vest and become exercisable in twelve approximately equal quarterly installments. The Company intends to enter into an employment agreement with Mr. Astor memorializing these terms. This employment agreement will also provide that if the Company terminates Mr. Astor without “cause” or Mr. Astor resigns for “good reason”, then he will be entitled to twelve months base salary and six months of health benefits.

Effective on August 24, 2020, Daron Evans will step down as the Company’s President and Chief Executive Officer and from the Company’s Board of Directors. Mr. Evans’s decision to resign was not a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Evans will remain as Chief Executive Officer of Specialty Renal Products, Inc., a subsidiary of the Company, and is expected to provide services to the Company from time to time as a special advisor.

A copy of the Company’s press release announcing these executive changes is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Nephros, Inc. Press Release, dated August 14, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Nephros, Inc.

Dated: August 14, 2020	By:	/s/ Andrew Astor
Andrew Astor
Chief Financial Officer